EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-134012, 333-111496 and 333-125100 and Form S-8 Nos. 333-134399, 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133 and 333-129611) of our report dated May 13, 2005 with respect to the consolidated financial statements of Solexa, Inc. for the year ended December 31, 2004 included in Illumina, Inc.’s Current Report on Form 8-K dated January 26, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cambridge, UK
January 31, 2007